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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37230

PROSPECTUS

                                 96,444 SHARES

                          E.SPIRE COMMUNICATIONS, INC.
                                  COMMON STOCK

                            ------------------------

     The shareholders listed in this prospectus are offering an aggregate of 96,444 shares of our common stock. The common stock offered by this prospectus was issued to the selling shareholders in transactions exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of this common stock.

     The shares of common stock being offered by the selling shareholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling shareholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by him at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol
"ESPI." On August 8, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $4.9688 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                 August 8, 2000
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                               TABLE OF CONTENTS

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                                                              PAGE
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
Special Note Regarding Forward-Looking Statements...........    2
Where You Can Find More Information About Us................    3
Our Company.................................................    5
Risk Factors................................................    6
Use of Proceeds.............................................   15
Selling Shareholders........................................   16
Plan of Distribution........................................   16
Legal Matters...............................................   17
Experts.....................................................   17

     In this prospectus, "e.spire," the "company," "we," "us," and "our" refer to e.spire Communications, Inc.

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, among others:

     - statements concerning the benefits that we expect will result from the business activities and certain transactions we have completed.

     - other statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

     These statements may be made expressly in this document, or may be incorporated by reference to other documents we have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. The important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, those listed under "Risk Factors" elsewhere in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our report on Form 10-K which is incorporated by reference in this prospectus. These factors include, among others, the degree of our financial leverage, risks associated with acquisitions and the integration of businesses purchased, the impact of restriction under our financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing and our ability to successfully implement our strategies.

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     The most important factors that could prevent us from achieving our stated
goals include, but are not limited to, the following:

     - operating and financial risks related to managing rapid growth and sustaining operating cash flow to meet our debt service requirements, and making capital expenditures;

     - potential fluctuation in quarterly results;

     - compliance with the debt covenants;

     - obtaining additional capital to finance operations;

     - attracting and retaining management;

     - intense competition in the communications services market;

     - dependence on new product and services development;

     - rapid and significant changes in technology and markets;

     - adverse changes in the regulatory or legislative environment affecting our business;

     - failure to maintain necessary rights of way; and

     - volatility of stock price; and

     - the outcome of purported class action lawsuits filed against us.

     Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market and documents filed by us are also available at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and

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information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

     - The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on December 23, 1994, including any amendments or reports filed for the purpose of updating this information;

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on April 14, 2000;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed with the Commission on May 15, 2000;

     - Current Reports on Form 8-K filed with the Commission on July 12, 2000, July 24, 2000 and July 31, 2000; and

     - Any future filings we make with the Commission until the selling shareholders sell all of the common stock offered by them pursuant to the prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

           e.spire Communications, Inc.
           12975 Worldgate Drive
           Herndon, Virginia 20170
           (Telephone No. 703-639-6000)
           Attention: Investor Relations

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                                  OUR COMPANY

     e.spire Communications, Inc., formed in 1993, seeks to be a leading facilities-based integrated communications provider to businesses. We currently operate in 38 markets throughout the United States where we have state-of-the-art local fiber optic networks. Our wholly-owned subsidiary, CyberGate, an internet service provider, delivers high-speed data communications services, that provide both commercial and residential customer access to the Internet through their personal computer and the use of a modem. By the end of 1997, we had become one of the first competitive local exchange carriers, commonly referred to in our industry as CLECs, to combine the provision of dedicated local and long distance voice services with frame relay, asynchronous transfer mode, also referred to as ATM, and internet services. This suite of telecommunications services emphasizes data capabilities in addition to traditional CLEC offerings. With these services, we seek to provide customers with superior service and competitive prices while offering a single source for integrated communications services designed to meet our business customers' needs. Our facilities-based network infrastructure is designed to provide services to customers on an end-to-end basis. As of March 31, 2000, our network was comprised of 3,852 route miles of fiber in 38 local networks in 21 states, and state-of-the-art-equipment including 46 ATM switches, 51 routers, 28 voice switches and approximately 26,000 backbone long haul miles in a leased coast-to-coast broadband data network.

     With the passage of the federal Telecommunications Act of 1996, we enhanced the scope of our product offerings from dedicated services to a full range of switched voice, data and Internet services in order to meet the needs of business end-users. We are currently expanding our sales, marketing, customer care and operations support systems capabilities. We introduced local switched voice services, including local exchange services, in late 1996 and long distance services in late 1997. In late 1998, we announced that we would begin to eliminate our resale business. As of March 31, 2000, we had installed 181,436 customer access lines of which approximately 95% were on-switch. This represents a significant increase over the 135,134 access lines installed as of March 31, 1999 of which approximately 59% were on-switch.

     The development of our business and the construction, acquisition and expansion of our networks require significant capital expenditures. A substantial portion of these costs are incurred before realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as our customer base grows, we expect that incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. We have made specific strategic decisions to build high capacity networks with broad market coverage, which initially increases our level of capital expenditures and operating losses. However, we believe that over the long term this strategy will enhance our financial performance by increasing the traffic flow over our network.

     We formed ACSI Network Technologies, Inc., a wholly-owned subsidiary to pursue opportunities in fiber optic network design and construction with carriers, large end user customers and municipalities. ACSI NT provides full service network development solutions including business planning, market analysis, engineering, project management, construction and network monitoring center design.
                            ------------------------

     e.spire is a Delaware corporation. Our principal executive offices are located at 12975 Worldgate Drive, Herndon, Virginia 20170, and our telephone number is (703) 639-6000.

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                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or the documents incorporated by reference.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES.

     Since formation, we have incurred significant net operating losses and negative cash flow from operating activities. As of March 31, 2000, we had an accumulated deficit of $720.4 million. During the year ended December 31, 1999 and three months ended March 31, 2000, we incurred a net loss of $277.7 million and $82.1 million, respectively, and generated negative cash flow from operating activities of $167.4 million and $33.9 million, respectively. We expect to continue to incur negative cash flow from operating activities for at least one year. There can be no assurance that we will achieve or sustain profitability or generate positive cash flow in the future.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING FOR FUTURE GROWTH.

     We anticipate that current cash resources, together with amounts expected to be available through funding commitments described below, will be sufficient to fund continuing negative cash flow and required capital expenditures through 2000. To meet our additional remaining capital requirements and to successfully implement our strategy, we will be required to sell additional equity securities, increase our existing credit facilities, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of debt holders. Accordingly, we may not be able to obtain the additional financing necessary to satisfy our cash requirements or to implement our strategy successfully. As a result, we would be unable to fund our ongoing operations, which would have a material adverse effect on our business, results of operations and financial condition.

     Our further development and enhancement of new services will require substantial capital expenditures. The funding of these expenditures is dependent upon our ability to raise substantial financing. From our inception through March 31, 2000, we have raised net proceeds of approximately $1.3 billion from debt and equity financings. In the first quarter of 2000, we announced that we had entered into agreements to raise an additional $175 million from the sale of equity. On March 3, 2000 we completed the issuance of $100.7 million of securities. The issuance of the remaining securities is subject, among other conditions, to shareholder approval and no material adverse change in our business. We have also entered into a stand-by commitment for an additional $50 million in equity financing, subject to certain conditions. In 1999, we invested approximately $200 million in network and telecommunications equipment. We estimate that for 2000, capital required for implementation of our integrated networks and our other services and to fund negative cash flow, including interest payments, will be approximately $250 million. However, it may be necessary for the Company to draw against existing investor equity commitments in order to maintain compliance on a going forward basis under the amendments to the financial covenants contained in the term sheet signed with the lenders under our credit facilities. At March 31, 2000, our unrestricted cash balance was approximately $119.0 million. In the future we may consider potential acquisitions or other arrangements that may fit our strategic plan. Any acquisitions or arrangements that we might consider are likely to require additional equity or debt financing, which we will seek to obtain as required and may also require that we obtain the consent of our debt holders.

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WE WILL HAVE SUBSTANTIAL FUTURE CASH OBLIGATIONS TO SERVICE OUR DEBT.

     Since formation, other than for the year ended June 30, 1996, our consolidated cash flow from operations has been negative. As a result, we have been required to pay our fixed charges, including interest on existing indebtedness and operating expenses, with the proceeds from sales of debt and equity securities. Under the terms of our debt securities, we will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the years 2000 and 2001, cash interest on our 13% Senior Discount Notes due 2005 and 12 3/4% Senior Discount Notes due 2006, respectively, will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and 12 3/4% per annum (approximately $15.3 million per year), respectively. In addition, we have substantial cash interest requirements with respect to our 13 3/4% Senior Notes due 2007 and our 10 5/8% Senior Discount Notes due 2008. As of March 31, 2000, we had approximately $821.6 million of consolidated outstanding long-term indebtedness. In addition, as of March 31, 2000, we had borrowed $164.0 million under our credit facilities. As of December 31, 1999, our total consolidated liabilities were approximately $1.1 billion. We expect that we will incur additional indebtedness. Many factors, some of which are beyond our control, will affect our performance and, therefore, our ability to meet our ongoing obligations to repay our outstanding notes and our other debt. We may not be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with our outstanding notes and other debt.

     In addition, we have outstanding 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock, on which dividends will be paid, at our option, either in cash or by the issuance of additional shares of preferred stock; provided, however, that after June 30, 2002, to the extent and so long as we are not precluded from paying cash dividends on the preferred stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which we are then subject, we are required to pay dividends on the 14 3/4% Preferred Stock and 12 3/4% Preferred Stock in cash.

     The level of our indebtedness and our other obligations could have important consequences to holders of our common stock including the following:

     - the debt service requirements of our existing indebtedness and any additional indebtedness could make it difficult for us to make payments on our outstanding Notes and our Preferred Stock;

     - our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited;

     - any cash flow from the operations of certain of our subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes;

     - our level of indebtedness could limit our flexibility in planning for, or reacting to changes in our business;

     - we are more highly leveraged than most of our competitors which may place us at a competitive disadvantage; and

     - our high degree of indebtedness will make us more vulnerable during a downturn in our business.

OUR DEBT INSTRUMENTS CONTAIN FINANCIAL AND OPERATING RESTRICTIONS WHICH WE HAVE NOT ALWAYS BEEN ABLE TO MAINTAIN.

     The indentures governing our outstanding Notes, our credit facilities and the certificates of designation relating to our 14 3/4% Preferred Stock and 12 3/4% Preferred Stock impose on us operating and financial restrictions. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. In addition, the terms of any debt or equity financings undertaken by us to meet our future cash requirements could restrict our operational flexibility and thereby adversely affect our business, results of operations and financial condition.

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     Our credit facilities contain financial covenants with which we must comply, including adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization, and noncash compensation), debt to capital ratio, and capital expenditures. We were not in compliance with the financial covenants as of December 31, 1999 and March 31, 2000, resulting in a default under the credit facilities which allows the lenders to accelerate the maturity of the borrowings under the credit facilities. Any such acceleration would also result in the acceleration of other obligations, including our outstanding notes. In the event of an acceleration of our outstanding debt obligations, we would not have sufficient liquidity to meet our obligations. On April 13, 2000, we obtained a waiver of the event of non-compliance as of December 31, 1999. The lenders agreed to a stand still on any actions related to such non-compliance until August 15, 2000. We have signed a term sheet with the lenders to amend our financial covenants on a going forward basis to amounts that we believe will allow for compliance. However, it may be necessary for the Company to draw against existing investor equity commitments in order to maintain compliance under the amendments to the financial covenants in the term sheet on a going forward basis. There can be no assurance that we will be in compliance with our debt covenants in the future or that our credit facilities will not be accelerated, causing an acceleration of other obligations. In connection with obtaining the agreement of the lenders to these amendments, we agreed to make a $25 million prepayment of amounts outstanding under the credit facilities. We have classified our obligation under the credit facilities as a current liability as a result of the debt covenant violation. Our outstanding notes cannot be accelerated unless payment of amounts due under the credit facilities is accelerated and therefore, remain classified as long-term obligations at March 31, 2000.

TO ACHIEVE OUR OBJECTIVES, WE WILL NEED TO SUCCESSFULLY MANAGE RAPID GROWTH.

     Subject to the sufficiency of our cash resources, we intend to continue to expand our business rapidly. Our future performance will depend, in large part, upon our ability to implement and manage our growth effectively. Our rapid growth has placed, and in the future will continue to place, a significant strain on our administrative, operational and financial resources. We anticipate that, if we are successful in expanding our business, we will be required to integrate our newest senior managers successfully and recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract additional management personnel who can manage our growth effectively would have a material adverse effect on us and our growth. To manage our growth successfully, we will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage our employees. In the event we are unable to upgrade our financial controls and accounting and reporting systems adequately to support our anticipated growth, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS FOR THE OPERATION OF OUR BUSINESS.

     Integrated management information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we transition to the provisioning of integrated communications services, our need for sophisticated billing and information systems will increase significantly. Our plans for the development and implementation of our billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, we are developing customer call centers to respond to service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. If these vendors fail to deliver these systems solutions in a timely and effective manner, and at acceptable costs, if we fail to adequately identify and integrate all of our information and processing needs, if our related processing or information systems fail, or if we fail to upgrade systems as necessary, it would have a material adverse effect on our ability to reach our objectives, on our financial condition and on our results of operations.

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WE DEPEND ON A SMALL NUMBER OF MAJOR CUSTOMERS AND INTERNET SERVICE PROVIDERS
FOR A SIGNIFICANT PORTION OF OUR REVENUES.

     We receive a significant portion of our revenues from a small number of major customers, particularly the long distance carriers that service our markets. For the year ended December 31, 1999, approximately 34% of our revenues were attributable to access services provided to six of the largest long distance carriers, including services provided for the benefit of their customers. In addition, we derived approximately 5% of our 1999 revenues from services provided to Internet service providers, which operate in a highly competitive and uncertain environment. We are, and expect to continue to be, dependent upon such long distance carriers and Internet service providers as customers, and the loss of any one of the long distance carriers or certain of the Internet service providers as a customer could have a material adverse effect on our results of operations and financial condition. Additionally, customers who account for significant portions of our revenues may have the ability to negotiate prices for our services that are more favorable to the customer and that result in lower profit margins for us.

WE DEPEND UPON SUPPLIERS FOR KEY COMPONENTS OF OUR NETWORK INFRASTRUCTURE.

     We rely on other companies to supply certain key components of our network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by us, are available only from some or limited sources. We are also dependent upon other local exchange carriers to provide telecommunications services and facilities to us and our customers. We have from time to time experienced delays or other problems in receiving telecommunications services and facilities which we request, and we may not be able to obtain such services or facilities on the scale and within the time frames required by us at an affordable cost, or at all. Any failure to obtain such components, services or additional capacity on a timely basis, at an affordable cost, or at all, would have a material adverse effect on our business, financial condition and results of operations.

ANY FAILURE OF OUR NETWORK INFRASTRUCTURE SYSTEM WOULD NEGATIVELY AFFECT OUR BUSINESS.

     Our success in marketing our services to business and government users requires that we provide superior reliability, capacity and security through our network infrastructure. Our networks and the networks upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for our customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATIONS AND OUR NETWORK DEPEND ON OUR ABILITY TO OBTAIN AND MAINTAIN RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS.

     In order to construct our networks, we must obtain local franchises and other permits, as well as rights to use underground conduit and aerial pole space and other rights-of-way. We also need rights to use conduits and other rights-of-way from entities such as local exchange carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We may not be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement our business plan on acceptable terms. Although we have no reason to believe that any of our existing arrangements will be canceled or will not be renewed as needed in the near future, the cancellation or non-renewal of certain of such arrangements could materially adversely affect our business in the affected metropolitan area. In addition, if we are unable to enter into and maintain any required arrangements for a particular network, including a network which is already under development, it may affect our ability to acquire or develop that network.

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WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND THERE CAN BE NO ASSURANCE THAT WE
WILL RECEIVE THE REGULATORY APPROVALS TO CONDUCT OUR OPERATIONS.

     Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally, Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal and state regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services to the extent they are used in intrastate telecommunications. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

     The FCC regulates us as a nondominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Nondominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While we believe we are in compliance with applicable laws and regulations, we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

     Under the federal Telecommunications Act of 1996, commonly referred to as the FTA, state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate or interstate telecommunications service are preempted. States and local authorities continue to have authority to regulate, however, and to require telecommunications carriers to obtain certification, licenses, permits or similar approvals before providing services. Thus, our ability to provide additional intrastate services is dependent upon our receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on our business, results of operations and financial condition.

     The FTA imposes a duty upon all incumbent local exchange carriers, commonly referred to in our industry as ILECs, to negotiate in good faith with potential competitive telecommunications providers such as e.spire to provide interconnection to the ILEC's network, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations with the ILECs do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts.

     Although passage of the FTA should result in increased opportunities for companies that are competing with the ILECs, current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry could have a material adverse effect on our business. In addition, although the FTA makes entry into the in-region long distance market by regional Bell operating companies conditional upon their offering of local interconnection arrangements to other telecommunications service providers, these ILECs may nonetheless delay the timely implementation of the required interconnection and other legal requirements.

     Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC is considering whether additional regulations should be applied to Internet services and whether Internet service providers, or ISPs, should pay interexchange access charges and universal service fees. Moreover, as discussed below, the FTA and similar state laws create civil and criminal penalties for the knowing transmission of "indecent" material
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over the Internet. Additionally, the FTA may permit telecommunications companies, regional Bell operating companies or others to increase the scope or reduce the cost of their Internet access services. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on our Internet-related services business.

     We believe that we are entitled to receive reciprocal compensation from ILECs for the transport and termination of local traffic, including local traffic for the Internet, pursuant to various interconnection agreements. Some ILECs have not paid and/or have disputed these charges, arguing that ISP traffic is not local traffic as defined by the various agreements. Included in our telecommunications services revenues are revenues of approximately $38.9 million and $17.7 million for the years ended December 31, 1999 and 1998, respectively, and $15.6 million for the three months ended March 31, 2000 for reciprocal compensation. Since a significant portion of our customer base is comprised of ISPs, a failure by ILECs to pay ISP-related reciprocal compensation could have a substantial impact on our past and future revenues. The obligation of ILECs to remit such compensation currently is the subject of numerous proceedings at the FCC and state commissions, and in federal and state courts, including complaint proceedings initiated by us at state commissions and through commercial arbitration for collection of such compensation under interconnection agreements. Any final order by the FCC or a State Public Utility Commission in a state in which our interconnection agreements entitle us to reciprocal compensation, or a final determination by a federal or applicable state court, arbitration panel or federal legislation that limits reciprocal compensation owed for calls placed to ISPs, could have a material adverse effect on us.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

     We operate in a highly competitive environment and currently do not have a significant market share in any of our markets. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than we do. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets, could give rise to significant new competition.

     In each of our markets, our primary competitor is the ILEC serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet service providers such as us, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. If future regulatory decisions afford the ILECs increased access services, pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on us and other competitors to the ILECs.

     In the local exchange market, we also face competition or prospective competition from several other carriers, many of which have significantly greater financial resources than us. For example, AT&T Communications, MCI Worldcom and Sprint Corporation, which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' unbundled network elements or services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including regional Bell operating companies, can offer single source local and long distance services, like those offered by us. New start-up companies also may enter markets and provide services in competition with us. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors. Many of these combined entities may have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by us.

     We will also face competition from various fixed wireless services, wireless communications services, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has issued or is in the process of issuing licenses for these services to provide broadband integrated telecommunications services on a point-to-point and/or point-to-multipoint basis. Many of these service providers have already raised substantial capital and have commenced building their wide-area networks, primarily in urban areas. Upon entering into appropriate interconnection agreements with ILECs, these service providers can provide integrated voice and data services comparable to those currently offered by us or intended to be offered by us. Many of these companies have announced plans to target small and medium-sized businesses and may enjoy certain advantages over us with respect to the speed with which they can deploy their own facilities directly serving end user premises to the extent that they need not lease or resell "last mile" facilities from the ILEC. In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors developed such devices that may compete with us, in particular for certain low data-rate transmission services.

     With respect to mobile wireless telephone system operators, the FCC has authorized cellular personal communications service and other cellular mobile radio service, also known as CMRS, providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional wireless telephone service.

     Section 271 of the FTA prohibits a regional Bell operating company from providing long distance service that originates (or in certain cases terminates) in one of its in-region states until that company has satisfied the state regulatory authority and the FCC that certain statutory requirements have been met. The FCC has denied the following applications for such approval:
Southwestern Bell's Oklahoma application in June 1997; Ameritech Inc.'s Michigan application in August 1997; BellSouth's applications for South Carolina in December 1997; and two BellSouth applications for Louisiana, in February and October 1998. In December 1999, the FCC approved Bell Atlantic's Section 271 application for New York and thereby granted Bell Atlantic authority to provide long-distance service in New York. Southwestern Bell currently has pending before the FCC an application for Section 271 authority for the state of Texas. An FCC decision on that application is due in July 2000. We anticipate that several regional Bell operating companies will file additional applications for in-region long distance authority in 2000. The FCC has 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application. Once these companies are allowed to offer widespread in-region long distance services, they will be in a position to offer single-source long distance service.

     The market for data communications and Internet access services, including Internet protocol switching, is extremely competitive. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our success in this market will depend heavily upon our ability to provide high quality Internet connections and value-added Internet services at competitive prices. We believe that our ability to compete successfully depends on a number of factors, including:

     - market presence;

     - the ability to execute a rapid expansion strategy;

     - the capacity, reliability and security of our network infrastructure;

     - ease of access to and navigation of the Internet;

     - the pricing policies of our competitors and suppliers;

     - the timing of the introduction of new services by us and our competitors;

     - our ability to support industry standards; and

     - industry and general economic trends.

     Our subsidiary, ACSI NT, provides complete turnkey telecommunications infrastructure solutions to its customers throughout the United States. These services encompass initial design, planning and implementation of the data communications network and the construction of the network management center and required network management architecture. ACSI NT's customers are those that demand optimal network design and efficient network construction. These customers look to outside independent suppliers to meet growth needs and to address other high-level service and network management requirements. We believe that ACSI NT is one of the few suppliers that is able to provide the complete telecommunications infrastructure solutions that customers demand.

THE INDUSTRY IN WHICH WE OPERATE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE WHICH COULD RENDER OUR OPERATIONS OBSOLETE.

     The telecommunications industry is subject to rapid and significant technological changes that materially affect the continued use of fiber optic cable or the electronics utilized in our networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on our business, results of operations and financial condition.

     The market for our telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We may not be able to successfully identify new service opportunities and develop and bring new services to market. Our pursuit of necessary technological advances may require substantial time and expense, and we may not succeed in adapting our telecommunications services business to alternate access devices, conduits and protocols.

THE SUCCESSFUL COMPLETION OF ANY STRATEGIC INVESTMENTS AND BUSINESS COMBINATIONS MAY REQUIRE SUBSTANTIAL CAPITAL AND THE INTEGRATION OF THE ACQUIRED BUSINESS.

     We may pursue one or more acquisitions of companies engaged in businesses similar to or related to our business. As consideration for such acquisitions, we may be required to incur additional indebtedness or issue capital. We may not be able to obtain such financing on favorable terms or at all. In addition, we from time to time engage in discussions with potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of our networks or services. We also may look to potential strategic investors who have expressed an interest in making an investment in us. Such acquisitions, combinations or alliances, if consummated, could divert our resources and our management's time, and would require integration with our existing networks and services. We may not be successful in completing any acquisitions, combinations or alliances or, if consummated, these transactions may not be on terms favorable to us or successfully integrated into our operations.

A BUSINESS COMBINATION OR SIMILAR TRANSACTION COULD REQUIRE US TO OFFER TO PURCHASE OUR OUTSTANDING NOTES.

     An investment, business combination or strategic alliance could constitute a Change of Control as that term is defined in the Indentures governing our outstanding Notes. This would require us to offer to purchase all the outstanding Notes. In the event that such a Change of Control occurs at a time when we do not have sufficient available funds to purchase all the outstanding Notes tendered or at a time when we are prohibited from purchasing the outstanding Notes, an event of default could occur under the relevant Indenture. A Change of Control could also be triggered by a sale of common stock by one or more of our principal stockholders to third parties.

THE POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS IS UNCERTAIN.

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Because we do not hold ourselves out as editing or otherwise controlling the content of communications that traverse our systems, we are generally unaffected by government content regulation. On June 26, 1997, the U.S. Supreme

Court ruled unconstitutional provisions of the FTA, referred to as the Communications Decency Act, which restricted transmission of "indecent" or "patently offensive" material over the Internet, though it upheld restrictions on transmission of obscene material. Congress attempted to remedy the constitutional defects of the Constitutional Decency Act in 1998 by adopting the Child Online Protection Act, but on February 1, 1999, a federal district court judge issued a preliminary injunction against enforcement of that legislation on the ground that it, too, will probably be held unconstitutional.

     In recent years, Congress has adopted legislation designed to limit the liability of data communications and online service providers. On November 12, 1997, the U.S. Court of Appeals for the Fourth Circuit ruled that under certain defined circumstances the FTA protects interactive computer service providers from liability for defamatory material posted on their systems by third parties. The Supreme Court declined to review that case on June 22, 1998. The Digital Millennium Copyright Act, signed into law on October 28, 1998, provides limitations against liability for online copyright infringement, provided that certain conditions are met. Both acts are subject to interpretation, however, and it is not certain that we will be able to make successful use of the defenses provided if plaintiffs were to accuse us of facilitating the dissemination of defamatory or copyright-infringing material. Moreover, those statutes do not address every potential form of content liability. For example, some courts have held that communications companies can be held liable for consequential damages if they are grossly negligent or engage in willful misconduct that delays or distorts the transmission of important or time-sensitive information.

     While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering services altogether. Any such event could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON MAINTAINING THE EMPLOYMENT OF KEY PERSONNEL.

     We are currently managed by a small number of key management and operating personnel whose efforts will largely determine our success. Our success also depends upon our ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, we may not be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on our business, results of operations and financial condition.

THE ABILITY OF CERTAIN SIGNIFICANT STOCKHOLDERS AND MANAGEMENT TO CONTROL MATTERS TO BE VOTED ON BY STOCKHOLDERS COULD NEGATIVELY AFFECT OTHER STOCKHOLDERS.

     As of December 31, 1999, our directors and executive officers beneficially owned approximately 5.2% of our outstanding common stock. As of such date approximately 29% of the outstanding common stock was beneficially owned by The Huff Alternative Inc. Fund, L.P., the designees of which occupy five of seven positions on our board of directors, and approximately 9.2% was beneficially owned by ING Equity Holdings Inc. In addition, Huff is the beneficial owner of approximately 13% of the 14 3/4% Preferred Stock, which shares have voting rights under certain circumstances, and ING Baring (U.S.) Securities, Inc., which is affiliated with the limited partner of ING, is the beneficial owner of 7.4% of such Preferred Stock. On March 3, 2000, Huff also purchased shares of Series A Convertible Preferred Stock and warrants which are convertible into or exercise for, as the case may be, an aggregate of 10,274,344 shares of common stock. Accordingly, if any of these parties choose to act together, these persons will be able to control the election of the board of directors and other matters voted upon by stockholders.

THE OUTCOME OF CERTAIN LITIGATION AGAINST US IS UNCERTAIN.

     We and three of our former officers have been the subject of several purported class action lawsuits filed in the United States District Court for the District of Maryland. These lawsuits allege that we and such officers violated federal securities laws in connection with financial reporting and disclosure during the period of August 12, 1999 through March 30, 2000. The plaintiffs in each complaint assert that the intent of these allegedly false statements was to artificially inflate the stock price so that: insiders could profit; we could continue our acquisition spree; and we would continue in compliance with our debt covenants. The suits purport to be on behalf of those who purchased our stock during that time period. Although we believe, based upon our review of the complaints filed to date and our review of the underlying facts, the complaints are without merit and we intend to vigorously defend ourselves in these lawsuits, we cannot assure you that we will not be held liable for damages in these cases. The plaintiffs are seeking an unasserted amount of damages.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND THE PRICE OF THE COMMON STOCK HAS BEEN VOLATILE.

     Our common stock has been listed on Nasdaq since May 22, 1996, and has experienced significant price volatility. There can be no assurance that the common stock will be traded more actively in the future or that its price fluctuations will be less volatile. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, conditions in the telecommunications industry or general market or economic conditions. In addition, in recent years, the stock market has experienced price and volume fluctuations. These fluctuations often have had a particularly substantial effect on the market prices for many emerging growth companies, often unrelated to their specific operating performances. These market fluctuations could adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY AFFECT THE MARKET PRICE.

     As of March 31, 2000, we had 51,990,718 shares of common stock outstanding. All of the common stock offered hereby will be freely transferable without restriction under the Securities Act. Substantially all of the remaining shares outstanding, other than the 13,160,000 shares sold by us in registered offerings are "restricted securities" as that term is defined in Rule 144 under the Securities Act. However, substantially all of such shares not held by our affiliates are freely transferable under Rule 144(k).

     In addition, we had 24,985,943 shares reserved for issuance upon exercise of options and warrants outstanding on December 31, 1999 and in connection with our employee stock purchase plans which have been registered under the Securities Act on Form S-3 or Form S-8 registration statements. Accordingly, the shares issued upon exercise of such options or warrants or in connection with the employee stock purchase plans will be freely transferable unless held by our affiliates.

     The future sale pursuant to Rule 144 or pursuant to a registration statement for the outstanding restricted shares of common stock or the common stock underlying the options and warrants, the future sale of common stock for our own account, or the exercise of registration rights by any security holder or the perception that such sales or exercise could occur, could have an adverse effect on the market price of the common stock and could impair our ability to raise capital through an offering of common stock.

OUR NETWORK MAY EXPERIENCE PROBLEMS RELATED TO THE YEAR 2000.

     As of the date of this prospectus, our network has operated without any apparent Year 2000-related problems and appears to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and, therefore, we may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

                                USE OF PROCEEDS

     All of the shares of common stock offered pursuant to this prospectus are being offered by the selling shareholders listed under "Selling Shareholders." We will not receive any proceeds from sales of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

     The shares of common stock being offered by the selling shareholders were issued to the selling shareholders in transactions exempt from registration under the Securities Act. Mr. Van Arnem received the shares to be sold by him in connection with the settlement of litigation brought by him against us arising from our acquisition of our subsidiary CyberGate Inc. We denied the allegations in this lawsuit but deemed it in our best interest to settle the matter. Mr. Benham received the shares to be sold by him in connection with the settlement of claims by Mr. Benham relating to our acquisition of CyberGate Inc. Mr. Van Arnem and Mr. Benham each received certain registration rights in connection with the issuance of the stock being offered by him pursuant to this prospectus.

     The following table sets forth information as of June 30, 2000 with respect to the selling shareholders and the respective number of shares of common stock beneficially owned by the selling shareholders:

                                                                                 OWNERSHIP UPON
                                                                             COMPLETION OF OFFERING
                                            SHARES OWNED      SHARES BEING   ----------------------
            NAME AND ADDRESS              PRIOR TO OFFERING     OFFERED       SHARE     PERCENTAGE
            ----------------              -----------------   ------------   --------   -----------
Harold L. Van Arnem                            379,381           46,444      332,937       *
1301 West Newport
Center Drive
Deerfield Beach, FL 33442
Thomas R. Benham                               578,907(1)        50,000      528,907        1.0%
5296 Olson Road
Herndale, WA 98248

     -------------------------
       * Less than 1%.

     (1) Includes 30,000 shares issuable upon the exercise of options and the 50,000 shares being sold pursuant to this prospectus which were issued subsequent to June 30, 2000.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell the common stock being offered by the prospectus directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock and any underwriting discount or other items constituting underwriters' compensation.

     The common stock offered hereby may be sold from time to time directly by the selling shareholders or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling shareholders may also sell the common stock offered hereby short and deliver such common stock to close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

     The selling shareholders and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

     If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling shareholders may sell such common stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

     In connection with the sale of common stock, dealers or agents may receive compensation from the selling shareholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Pursuant to agreements entered into among us and the selling shareholders, we have agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act. In addition, the selling shareholders may be entitled to indemnification against certain liabilities pursuant to these agreements.

                                 LEGAL MATTERS

     The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of e.spire Communications, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 1999 financial statements refers to a change to method of accounting for revenue recognition associated with leasing the company's fiber-optic network.

                                 96,444 SHARES

                          E.SPIRE COMMUNICATIONS, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 August 8, 2000